Exhibit 5.5

CONSENT OF QUALIFIED PERSON
JACQUES PARENT

I, Jacques Parent, hereby consent to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Sigma Lithium Corporation (formerly known as Sigma Lithium Resources Corporation) being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Jacques Parent

Jacques Parent

November 4, 2021